May 19, 2004



Applebee's International, Inc.
4551 West 107th Street
Overland Park, Kansas  66207


Gentlemen:

I refer to the Registration Statement of Applebee's International, Inc. (the "Company") on Form S-8 to be filed with the Securities and Exchange Commission for the purpose of registering under the Securities Act of 1933, as amended, (the "Act"), 150,000 shares of the Company's Common Stock, $.01 par value (the "Common Stock"), to be issued pursuant to the terms of the Applebee's International, Inc. Executive Nonqualified Stock Purchase Plan (the "Plan").

I am familiar with the proceedings to date with respect to such proposed issuance and have examined such records, documents and matters of the law and satisfied myself as to such matters of fact as I have considered relevant for the purposes of this opinion.

Based upon the foregoing, it is my opinion that the 150,000 shares of Common Stock to be issued under the Plan, when issued and sold in accordance with the Plan, will be legally issued, fully paid and non-assessable. This opinion is limited to the Delaware General Corporation Law.

I hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement and to the reference to me in the Registration Statement. My consent shall not be deemed an admission that I am an expert whose consent is required under Section 7 of the Act.

Very truly yours,

 /s/ Rebecca R. Tilden

Rebecca R. Tilden
Vice President and General Counsel